Exhibit 5.1

August 6, 2004

Samsonite Corporation

11200 East 45th Avenue

Denver, Colorado 80239

Re :                        Samsonite Corporation
Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Samsonite Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement by the Company on Form S-4 with respect to (i) €100,000,000 aggregate principal amount of the Company’s Floating Rate Senior Notes due 2010 (the “Exchange Floating Rate Notes”) and (ii) $250,000,000 aggregate principal amount of the Company’s 8 7/8% Senior Subordinated Notes due 2011 (the “Exchange 8 7/8% Notes” and, together with the Exchange Floating Rate Notes, the “Exchange Notes”).

The Exchange Floating Rate Notes are to be issued pursuant to an exchange offer in exchange for a like principal amount of the Company's issued and outstanding Floating Rate Senior Notes due 2010 (the “Original Floating Rate Notes”), under the Senior Indenture, dated as of June 9, 2004 (the “Senior Indenture”), between the Company and The Bank of New York, as Trustee (the “Trustee”), as contemplated by the Senior Registration Rights Agreement, dated as of June 9, 2004 (the “Senior Registration Rights Agreement”), by and among the Company, Deutsche Bank AG London, Merrill Lynch International, Lehman Brothers International and UBS Limited.

The Exchange 8 7/8% Notes are to be issued pursuant to an exchange offer, in exchange for a like principal amount of the Company's issued and outstanding 8 7/8% Notes due 2011 (the “Original 8 7/8% Notes” and, together with the Original Floating Rate Notes, the “Original Notes”), under the Senior Subordinated Indenture, dated as of June 9, 2004 (the “Senior

Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”), between the Company and the Trustee, as contemplated by the Senior Subordinated Registration Rights Agreement, dated as of June 9, 2004 (the “Senior Subordinated Registration Rights Agreement” and, together with the Senior Registration Rights Agreement, the “Registration Rights Agreements”), by and among the Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Lehman Brothers Inc. and UBS Securities LLC.

The foregoing exchange offers are collectively referred to herein as the “Exchange Offer.”

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Company’s Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Act (the “Registration Statement”); (ii) executed copies of the Registration Rights Agreements; (iii) executed copies of the Indentures; (iv) the Restated Certificate of Incorporation of the Company, as amended to date; (v) the Restated By-Laws of the Company, as amended to date; (vi) certain resolutions adopted by the Board of Directors of the Company relating to the Exchange Offer, the issuance of the Original Notes and the Exchange Notes, the Indentures and related matters; (vii) the Forms T-1 of the Trustee filed as exhibits to the Registration Statement; and (viii) the forms of the Exchange Notes.  We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.  In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect on such parties.  In addition, we have assumed that the Company has received the entire consideration contemplated by the resolutions of the Board of Directors of the Company with respect to the sale of the Original Notes.  As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Our opinions set forth herein are limited to Delaware corporate law and the laws of the State of New York which are normally applicable to transactions of the type contemplated by the Exchange Offer and to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”).  We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-opined on law on the opinions herein stated.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the Exchange Notes (in the respective forms examined by us) have been duly executed and authenticated in accordance with the terms of the Indentures and have been delivered upon consummation of the Exchange Offer against receipt of Original Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

In rendering the opinion set forth above, we have assumed that the execution and delivery by the Company of the Indentures and the Exchange Notes and the performance by the Company of its obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Company or its properties is subject, except for those agreements and instruments which have been identified to us by the Company as being material to it and which are listed in the Company’s Annual Report on Form 10-K or filed as exhibits to the Registration Statement.  We do not express any opinion, however, as to whether the execution, delivery or performance by the Company of each of the Indentures and the Exchange Notes will constitute a violation of, or a default under, any covenant, restriction or provision with respect to financial ratios of the Company or any of its subsidiaries.

With respect to the enforceability of all obligations under the Senior Indenture and the Exchange Floating Rate Notes, we note that a U.S. federal court would award a judgment only in U.S. dollars and that a judgment of a court in the State of New York rendered in a currency other than the U.S. dollar would be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of such actions or foreign laws affecting creditors’ rights, and we do not express any opinion as to the enforceability of the provisions of the Senior Indenture or the Exchange Floating Rate Notes providing for indemnity by any party thereto against any loss in obtaining the currency due to such party under the Senior Indenture or the Exchange Floating Rate Notes from a court judgment in another currency.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

Skadden, Arps, Slate, Meagher & Flom LLP